Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

HF Sinclair Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c), Rule 457(f)	21,095,364	N/A	$1,528,911,630.30	0.00011020	$168,486.06

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,528,911,630.30		$168,486.06

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$168,486.06

(1)

Represents the number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of HF Sinclair Corporation (the “Registrant”) to be issued upon the completion of the merger and other transactions contemplated by the Agreement and Plan of Merger, dated as of August 15, 2023, by and among the Registrant, Navajo Pipeline Co., L.P., Holly Apple Holdings LLC, Holly Energy Partners, L.P. (“HEP”), HEP Logistics Holdings, L.P. and Holly Logistic Services, L.L.C. (the “General Partner”) (as the same may be amended from time to time, the “Merger Agreement” and the transactions contemplated thereby, the “Transactions”), and is based upon (a) an estimate of the maximum number of common units representing limited partner interests of HEP (“HEP Common Units”), other than HEP Common Units held directly or indirectly by the Registrant and its subsidiaries, that may be exchanged for the merger consideration, multiplied by (b) the exchange ratio of 0.315 of a share of Common Stock. Each outstanding HEP Common Unit exchanged pursuant to the Transactions will also be converted into the right to receive $4.00 in cash, without interest.

(2)

The proposed maximum aggregate offering price was calculated based upon the market value of the HEP Common Units, the securities to be converted into the right to receive the merger consideration in the Transactions, in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), as follows: the product of (a) $22.83, the average of the high and low prices of a HEP Common Unit as reported on the New York Stock Exchange on September 19, 2023, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (b) 66,969,410, the estimated maximum number of HEP Common Units that may be exchanged for the merger consideration, which is the sum of (i) 66,810,171 HEP Common Units estimated to be held by public unitholders of HEP immediately prior to completion of the Transactions and (ii) 159,239 HEP Common Units underlying outstanding awards issued under the Holly Energy Partners, L.P. Long-Term Incentive Plan and other plans of HEP or the General Partner providing for the grant of awards of HEP Common Units (assuming target performance of any such awards that are conditioned upon the satisfaction or attainment of a performance or incentive goal).

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.00011020.

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